SEPARATION AGREEMENT This SEPARATION AGREEMENT (this “Agreement”), dated as of November ___, 2025, is entered into by and between AppFolio, Inc., a Delaware corporation (the “Company”), and Matt Mazza (the “Executive”), and shall be effective as of the Effective Date (as defined below). WHEREAS, the Executive and the Company are party to that certain Employment Agreement, dated as of February 6, 2025 (the “Employment Agreement”); and WHEREAS, the Executive and the Company wish to resolve any and all matters related to the Executive’s employment with the Company and the cessation thereof on the terms and subject to the conditions set forth in this Agreement. NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows: 1. Separation from Service. The Company and the Executive hereby acknowledge and agree that the Executive’s employment with the Company will terminate effective as of November 14, 2025 (the “Separation Date”). You must not sign this Agreement prior to the Separation Date - this Agreement is only valid if executed on or after the Separation Date. As of the Separation Date, the Executive will be deemed to have resigned from the Executive’s position with the Company, and as a director, manager, officer, or any other position with the Company or any of its subsidiaries or affiliates, and the Executive hereby agrees to promptly execute such additional documentation as the Company may request to effectuate such resignation(s). 2. COBRA. Following the Separation Date, the Executive shall receive, under separate cover, information regarding the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and, if applicable, any state continuation coverage laws (collectively, “COBRA”). The Executive acknowledges that the Executive should review the COBRA notice and election forms carefully to understand the Executive’s rights and obligations to make timely elections, provide timely notification and make timely premium payments. 3. Transition Period. During the period between October 27, 2025 and the Separation Date (the “Transition Period”), you will not be required to perform any work or services for the Company, will not report to work at the Company, and will not have access to the Company properties or the Company computer or information systems. During the Transition Period, the Company will continue to pay the Executive their current base salary, and Executive will continue to receive their current benefits under all benefit plans and programs sponsored by or through the Company. Further, the Executive will receive any equity incentive awards that vest during the Transition Period under the terms of the AppFolio, Inc. 2015 Stock Incentive Plan and the AppFolio, Inc. 2025 Omnibus Incentive Plan and the applicable award agreements. Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3 19

4. Separation Payments and Benefits. (a) Accrued Benefits. As of the Separation Date, the Executive shall receive the following: (i) any accrued but unpaid base salary earned by the Executive through the Separation Date; (ii) any reimbursement for any unreimbursed business expenses incurred through the Separation Date in accordance with the Company’s applicable policies; (iii) any accrued but unpaid vacation pay, and (iv) any accrued benefits required under applicable laws. Except as otherwise provided herein, all other benefits provided by or through the Company its subsidiaries or its affiliates will end on your Separation Date. (b) Separation Benefits. In consideration for the Executive’s promises and releases contained herein and in the General Release (as defined below), and subject to the Executive’s (x) timely execution of the General Release on or after the last day of the Transition Period and no later than seven (7) days after the Separation Date, and non-revocation of the General Release in accordance with Section 6(l) hereof, and (y) continued compliance with the terms of this Agreement, including, without limitation, the Restrictive Covenants (as defined below) (collectively, the “Separation Conditions”), the Executive shall receive the following separation benefits (collectively, the “Separation Benefits”): (i) Salary continuation for a period of nine (9) months at the Executive’s base salary in effect as of the Separation Date (for a total amount of $315,000) less all applicable tax withholding and other authorized deductions, with payments commencing on the Company’s first regularly scheduled pay date following the Separation Date; (ii)  An amount equal to $219,462, which represents the pro-rated amount of the Executive’s STI Award (as defined in the Employment Agreement) for the Company’s fiscal year 2025, based on a service period of 318 days through the Separation Date (318/365 = 87.12%) payable on the pay date regularly scheduled for STI bonus payments for similarly situated executives, less all applicable tax withholding and other authorized deductions; (iii) Subject to and conditioned upon the Executive’s valid and timely election to receive continuation coverage pursuant to COBRA, the Company shall directly pay to the insurer, or reimburse the Executive, for the monthly COBRA premiums for the Executive and the Executive’s covered dependents, if any, during the period commencing on the Separation Date and ending on the earlier to occur of (A) nine (9) months following the Separation Date, and (B) the date that the Executive ceases to be eligible for continuation coverage under COBRA; provided, that the Company may modify the continuation coverage contemplated by this Section 4(b)(iii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended, and, in each case, the regulations and guidance promulgated thereunder (to the extent applicable); and Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

(iv) To the extent permitted by the terms of the Company’s Executive Medical Reimbursement Program (the “Program”), the Company will continue the Executive’s participation in the Program, at the Company’s sole expense, which will allow the Executive to reimburse eligible expenses incurred through November 30, 2025, up to $100,000, through March 31, 2026. 5. Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. The Executive hereby acknowledges and agrees that (a) the acceptance of the Separation Benefits and attendant obligations as described in this Agreement is in consideration of the Executive’s promises and undertakings as set forth in this Agreement, and (b) if (x) the Company discovers grounds constituting Cause (as defined in the Employment Agreement) existed before the Executive’s termination of employment, or (y) the Executive violates any of the Separation Conditions or any of the requirements and prohibitions set forth in this Agreement (including, for the avoidance of doubt, any of the Restrictive Covenants), in each case, the Executive’s right to receive the Separation Benefits will immediately and automatically cease and become null and void, and any previously paid Separation Benefits (excluding an amount equal to $1,000) shall be required to be repaid to the Company by the Executive within thirty (30) days following the date the Company discovers such grounds constitute Cause or the date of such breach, as applicable. The Executive hereby acknowledges and agrees that after the Separation Date, except with respect to vested benefits under an employee benefit plan of the Company that is subject to ERISA (including any rights to vested benefits under the health and retirement plans), the Executive is entitled to no other compensation or benefits from the Company, and that the Executive shall not be entitled to receive any other payment, benefit, or other form of compensation as a result of the Executive’s employment or the cessation thereof, including, but not limited to, wages, deferred compensation, sick time, personal time, vacation, bonuses, expenses, equity interests, severance payments or benefits or payments in lieu of notice pursuant to the Employment Agreement unless otherwise set forth in this Agreement. The Executive further acknowledges and agrees that, as of the Separation Date, the Company and each of the Company Parties (as defined below) have satisfied all of their obligations to the Executive, including, without limitation, pursuant to the Employment Agreement, other than any executory obligations of the Company as provided herein. 6. General Release of Claims. (a) Except (x) as expressly provided in Sections 6(d), 6(e) and 6(f) below, and (y) for the provisions of this Agreement that expressly survive the termination of the Executive’s employment with the Company, including, but not limited to, Section 4 hereof, as a material inducement to the Company to enter into this Agreement, and in consideration of the Executive’s receipt of the payments and benefits set forth in this Agreement, the Executive knowingly and voluntarily (for the Executive, the Executive’s spouse, heirs, executors, administrators, agents and assigns) releases and forever discharges the Company and all of its present, former and future affiliates, subsidiaries, predecessors, parents, related companies, successors and assigns, and all of their respective present, former and future managers, directors, officers, shareholders, employees, agents, direct or indirect owners, consultants and attorneys; and all of their respective heirs, assigns and estate representatives, as well as all employee benefit plans maintained by the Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

Company or its affiliates or subsidiaries and all fiduciaries and administrators of any such plans, in their personal and representative capacities (each of the foregoing, a “Company Party” and, collectively, the “Company Parties”), from any and all claims, losses, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or liabilities of any nature whatsoever in law and in equity, whether known or unknown, suspected or claimed against the Company or any of the other Company Parties that the Executive, the Executive’s spouse or any of the Executive’s heirs, executors, administrators, agents or assigns, has or may acquire, arising at any time, past or present, through the date that the Executive executes this Agreement (the “General Release”), including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the California Civil Code; the California WARN; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Equal Pay Act; the California False Claims Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or related to or arising from the Executive’s employment with the Company, or the cessation thereof, or the Employment Agreement; or for compensation or equity or equity-based compensation; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES. (b) The released claims described in Section 6(a) hereof include all Released Claims whether known or unknown by the Executive. The Executive hereby waives any right or Released Claim that might arise as a result of such different or additional Released Claims or facts, and the Executive understands the provisions of California Civil Code Section 1542 and hereby expressly waives any and all rights, benefits and protections of the statute, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

Subject to the foregoing, for the purpose of implementing a full and complete release and discharge, the Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all Released Claims which the Executive does not know or suspect to exist in the Executive’s favor against the Company Parties at the time of executing this Agreement, and that the settlement agreed upon expressly contemplates the Executive’s extinguishment of all such Released Claims, except as otherwise provided herein. (c) The Executive represents and warrants that, as of the time the Executive executes this Agreement, the Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which the Executive signs this Agreement. The Executive further represents and warrants that the Executive has not assigned, sold, delivered, transferred or conveyed any rights the Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. The Executive shall not solicit or encourage any other person or entity to file or assert any Released Claims or assist or cooperate with any person or entity filing or asserting any Released Claims, except to the extent specifically required by law or legal process. (d) This Agreement does not waive or release any rights or claims that the Executive may have under ADEA that arise after the date the Executive executes this Agreement. The Executive’s separation from employment with the Company in compliance with the terms of this Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under ADEA). (e) In no event shall the Released Claims include any claim to vested benefits under an employee benefit plan of the Company that is subject to ERISA (including any rights to vested benefits under health and retirement plans). Further, notwithstanding this release of liability, nothing in this Agreement prevents the Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, the Executive is waiving any and all rights to recover any monetary or personal relief as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Further, nothing herein waives the Executive’s right to receive an award for information provided to a governmental agency. (f) The Executive waives all rights to sue or obtain equitable, remedial, or punitive relief from any or all Company Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, the Executive is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that the Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, excepting only any Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

monetary award to which the Executive may become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Additionally, the Executive is not waiving (i) any right to the Accrued Benefits or the Separation Benefits, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) the Executive’s rights as an equity or security holder in the Company or its affiliates. (g) In executing this Agreement, the Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Released Claims hereinabove mentioned or implied. The Executive expressly consents that this release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected, and unanticipated Released Claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied. The Executive acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement. In the event that the Executive should bring a Claim seeking damages against the Company, or in the event the Executive should seek to recover against the Company in any Claim brought by a governmental agency on the Executive’s behalf, this release shall serve as a complete defense to such Released Claims to the maximum extent permitted by law. The Executive further agrees that the Executive is not aware of any pending claim of the type described in Section 6(a) as of the execution of this Agreement. (h) The Executive agrees that neither this release, nor the furnishing of the consideration for this release, shall be deemed or construed at any time to be an admission by the Company, any other Company Party or the Executive of any improper or unlawful conduct. (i) The Company acknowledges and agrees that nothing contained in this Agreement shall release the Company from any indemnification obligations with respect to the Executive, including, without limitation, any right of indemnification the Executive may have under the Company’s organizational documents, or otherwise. (j) Any nondisclosure provision in this Agreement does not prohibit or restrict the Executive (or the Executive’s attorney) from responding to any inquiry about this release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the National Association of Securities Dealers, Inc., any other self- regulatory organization, or any governmental entity. (k) Notwithstanding anything herein to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any other Company Party of this Agreement. (l) The Executive hereby acknowledges and agrees that (i) the Executive is hereby entering into this waiver and release knowingly and voluntarily, (ii) the Company has advised the Executive, and the Executive is hereby advised in writing, that the Executive should consult with an attorney prior to executing this Agreement, (iii) the Executive has carefully read Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

and fully understands all of the provisions of this Agreement, (iv) the Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing and not revoking this Agreement, (v) the Executive has been given at least twenty-one (21) days from receipt of this Agreement to consider the terms of this Agreement, and if the Executive chooses to execute this Agreement before this twenty-one (21) day consideration period has elapsed, the Executive does so knowingly and voluntarily, although under no circumstances may the Agreement be executed prior to the Separation Date, (vi) no Company Party has provided any tax or legal advice regarding this Agreement and the Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of the Executive’s own choosing such that the Executive enters into this Agreement with full understanding of the tax and legal implications thereof, and (vii) the Executive has been advised that the Executive has the right to revoke the Executive’s execution of this Agreement for a period of seven (7) days after executing this Agreement, and if the Executive wishes to revoke the Executive’s execution of this Agreement, the Executive must do so in a writing, signed by the Executive and received by the Chief People Officer of the Company, no later than the seventh (7th) day of such revocation period. This Agreement will be effective as of the eighth (8th) day following the date the Executive executes this Agreement (such date, the “Effective Date”), assuming the Executive has not delivered revocation pursuant to the foregoing. If the Executive does not execute this Agreement, or if the Executive revokes such execution, this Agreement shall be null and void and neither the Company nor the Executive shall have any rights or obligations under it. 7. Re-Affirmation of Restrictive Covenants. The Executive hereby acknowledges and agrees that, as a material inducement for the Company to enter into this Agreement, the Executive hereby expressly reaffirms, acknowledges and agrees to continue to abide by (i) Section 8 below, (ii) those certain obligations contained in the Fair Competition and Proprietary Information Protection Agreement entered into by the Executive and the Company, dated as of September 26, 2024, and (iii) any other restrictive covenants to which the Executive is subject to or otherwise bound (collectively, the “Restrictive Covenants”), the provisions of which are hereby fully incorporated herein by reference. The Executive acknowledges that the Executive has read and understands the terms of the Restrictive Covenants, including, specifically, the scope and duration thereof. The Executive acknowledges and agrees that the Restrictive Covenants shall survive the Separation Date and shall remain in full force and effect. 8. Non-Disparagement. As a material inducement for the Company to enter into this Agreement, the Executive agrees to refrain from making any statements orally or in writing (or permitting any such statements to be reported as being attributed to the Executive) that are critical, disparaging or derogatory about, or which could reasonably be expected to injure the reputation of, the Company or any other Company Party. Notwithstanding the foregoing, the Executive may respond to subpoenas, provide testimony or otherwise provide evidence to the extent required by law, and may discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct the Executive has reason to believe is unlawful. Furthermore, nothing in this Section 8 shall restrict the Executive from, or impose any liability on the Executive for, truthful statements required to be made by the Executive under oath, to comply in any legal proceeding or to enforce the Executive’s rights hereunder. Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

9. Cooperation. The Executive hereby acknowledges and agrees that following the Separation Date, upon the Company’s reasonable request, the Executive will assist and cooperate with the Company and any of its affiliates and subsidiaries in connection with (i) transitioning the Executive’s duties, responsibilities, and knowledge regarding the business and operations of the Company and its affiliates and subsidiaries, (ii) the defense or prosecution of any claim that may be made against or by the Company or any of the other Company Parties arising out of events occurring during the Executive’s employment, or (iii) any ongoing or future investigation or dispute or claim of any kind involving the Company or any other Company Party, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative or other body or agency. Such cooperation will take place at mutually convenient times and locations. The consideration provided herein is intended to fully compensate the Executive for any cooperation that the Executive may be asked to provide under this Section 9. The Executive will be reimbursed, upon presentation of appropriate supporting documentation or receipts, for the reasonable and necessary out-of-pocket expenses incurred by the Executive to satisfy the Executive’s cooperation obligations set forth under this Section 9, in accordance with the Company’s reimbursement policies in effect from time to time. 10. Return of Property. The Executive hereby represents and warrants that the Executive has returned to the Company all property belonging to the Company and any other Company Party, including, but not limited to, all computer files and other electronically stored information, client materials, and other materials provided to the Executive by the Company or any other Company Party in the course of the Executive’s employment, and the Executive further represents and warrants that the Executive has not maintained (or, after the Separation Date, the Executive will not maintain) a copy of any such materials in any form. 11. Whistleblower Protection; Trade Secrets. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive (or any other individual) from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by applicable law or legal process, including with respect to possible violations of applicable law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the United States Congress and any agency Inspector General; (c) seeking or receiving any monetary damages, awards or other relief (including, without limitation, accepting any SEC awards) in connection with protected whistleblower activity; or (d) making other disclosures under the whistleblower provisions of applicable federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of applicable law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive will not be required to notify the Company that such reports or disclosures have been made. Pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any federal or state Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

trade secret law for the disclosure of a trade secret of the Company or any of its subsidiaries or affiliates, or that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. 12. Publicity. The Executive hereby agrees that the Executive shall not issue, without prior written consent of the Company, any press release or make any public announcement or statement with respect to the terms of this Agreement or the circumstances surrounding the Executive’s termination of employment, unless required to do so by applicable law. 13. Entire Agreement; Amendment. This Agreement, together with the Restrictive Covenants, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto, including, without limitation, the Employment Agreement (but excluding the Restrictive Covenants). No modifications or waiver of any provision hereof shall be effective unless in writing and signed by the Executive and an authorized officer of the Company. 14. Dispute Resolution. (a) Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company or the cessation thereof shall be settled exclusively by arbitration, conducted before a single arbitrator in Santa Barbara, California in accordance with the JAMS Employment Rules and Procedures then in effect (available at www.jamsadr.com). The decision of such arbitrator will be final and binding upon each of the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration and regardless of the outcome, (i) each such party shall pay all its own costs and expenses, including, without limitation, its own legal fees and expenses, and (ii) the arbitration costs shall be borne by the Company. (b) THE PARTIES HERETO EACH ACKNOWLEDGE AND AGREE THAT BY SELECTING ARBITRATION AS THE SOLE AND EXCLUSIVE REMEDY FOR RESOLVING ALL DISPUTES AMONG THEM AS CONTEMPLATED BY THIS SECTION 14, THEY WILL NOT HAVE THEIR DISPUTES DETERMINED BY A JURY TRIAL TO WHICH THEY MAY OTHERWISE BE ENTITLED. 15. Governing Law and Jurisdiction. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

California without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. 16. Assignment. This Agreement is personal to each of the parties hereto and will be binding upon their successors and assigns. Except as expressly provided herein, no party may assign or delegate any rights or obligations under this Agreement without first obtaining the written consent of the other party. Notwithstanding the foregoing, the Company may assign this Agreement to any of its affiliates or subsidiaries or any successor to all or substantially all of its business or assets. 17. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Company: AppFolio Inc. 70 Castilian Drive Santa Barbara, California 93117 Attention: General Counsel If to the Executive: At the most recent address in the books and records of the Company. 18. Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or”. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties. Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

19. Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of the Executive’s covenants, warranties, representations, and release of claims set forth in this Agreement and entitled to enforce such covenants, warranties, representations, and release of claims as if it, he or she was a party hereto. 20. No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. 21. Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder. 22. Tax Withholdings. The Company or its applicable affiliate or subsidiary will be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to the Executive or made on the Executive’s behalf under the terms of this Agreement. 23. Counterparts. This Agreement may be executed in one or more counterparts (including electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the document), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature. 24. Section 409A. (a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom, and shall be construed and administered in accordance with such intent. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A, and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. (b) Notwithstanding any provision in this Agreement to the contrary, (i) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Executive’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of the Executive’s death or (B) the date that is six (6) months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date, and (ii) to the extent any payment hereunder constitutes nonqualified deferred compensation (within the meaning of Section 409A), then each such payment which is conditioned upon the Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years. (c) For purposes of compliance with Section 409A, to the extent any reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation”, (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. (d) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company. [Signature Page Follows] Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below. APPFOLIO, INC. __________________________________________ By:  Shane Trigg Title:  Chief Executive Officer        Dated: _________________ 2025 EXECUTIVE: _____________________________ Matt Mazza Dated: __________, 2025 Signature Page to Separation Agreement Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3 11/19 November 19,

AppFolio, Inc. 70 Castilian Drive Santa Barbara, CA 93117 888.700.8299 appfolioinc.com October 27, 2025 Dear Matt, This letter serves as confirmation of your departure from AppFolio effective November 14, 2025. We have summarized the key terms and timing relative to your compensation and benefits package upon separation in the following Appendix A - Term Sheet. Please reach out to Sadie Guillen with any questions regarding the information contained within. In addition, please be reminded that you are obligated as a former Insider of the Company and departing Section 16 officer to comply with the requirements of Securities and Exchange Commission Rule 144. These conditions have been outlined in Appendix B - Departing Section 16 Officer. You may direct any questions regarding your Section 16 obligations to Evan Pickering. We appreciate your contributions to AppFolio and wish you all the best. Shane Trigg Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3

Appendix A - Term Sheet

Event / Program	**Details**	**Date**
Termination in Workday	HR will enter Matt's termination details in Workday: • Termination date: 11/14/2025 • Termination type: Involuntary • Termination reason: Mutual Separation	
Exit Packet	Matt will receive an email from Workday that will direct him to sign in to review and sign his Exit Packet.	Matt to sign by 11/21/2025.
Reimbursements	Matt to provide receipts and documentation by 11/14/2025. Margaret will ensure that all reimbursement requests are submitted for payment.	Payment date by 11/28/2025.
Final Paycheck	Payroll will process Matt's final, regular paycheck via direct deposit.	Payment date on 11/14/2025.
Severance	HR will enter severance pay in Workday — $315,000 total (nine months of base salary).	Paid over 9 months on the Company's regular payroll schedule starting with the first regularly scheduled pay date following the Separation Date of 11/14/25.
2025 Bonus	HR will enter the bonus pay details in Workday — $219,462 total.	Payable on the pay date regularly scheduled for STI bonus payments for similarly situated executives, March 6, 2026
COBRA	Healthcare benefits will continue through 11/30/2025. HR will notify the Benefits team of eligibility for COBRA coverage for up to nine (9) months following this date. *Matt must enroll to receive continued coverage.*	COBRA continuation coverage will be available for the period of 12/01/2025 - 8/30/2026, or until such time as you are no longer eligible, whichever occurs earlier.
ArmadaCare *(Executive Medical Reimbursement Program)*	ArmadaCare benefits will remain active through 11/30/2025, with full coverage up to the annual family maximum of $100,000.	Matt has until 3/31/2026 to submit claims for service dates 1/1/2025 to 11/30/2025.

Appendix B - Departing Section 16 Officer Please be aware of the following Section 16 filing requirements subsequent to your separation: ● It is your obligation as a former “Insider” of AppFolio, Inc. to abstain from trading securities of the company based on your knowledge of any material non-public information involving AppFolio or its subsidiaries. Similarly, you are prohibited from "tipping" material nonpublic information to others. ● You will be considered an “Affiliate” of the company and subject to Rule 144 filing obligations for 90 days following your separation. ● For a period of six months following your separation, you are required to file Section 16 reports for any non-exempt “opposite transaction” (short-swing transaction) subject to section 16(b) of the Securities Exchange Act of 1934. ● There is no obligation to make a Form 4 exit report, however, an exit filing may be made on a voluntary basis if you would like. The filing would be blank except for the checked "exit box" and a quick footnote explaining your termination of Section 16 status. Docusign Envelope ID: 8E689A64-AC95-4E76-89C6-5BAD0520C0D3